Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-8 (file No. 333-178269) of our report dated April 15, 2013, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk LLP
New York, New York
April 15, 2013